UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSTUANT TO REGULATION A OF THE SECURITIES ACT OF 1933
For the year ended December 31, 2019

Steward Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10925

Maryland
(State or other jurisdiction of
incorporation or organization)

9679 Myrtle Grove Lane
Easton, MD 21601
(Address of principal executive offices)

(503) 868-0400
Registrant’s telephone number, including area code

CLASS A COMMON STOCK
(TITLE OF EACH CLASS OF SECURITIES ISSUED PURSUANT TO REGULATION A)

TABLE OF CONTENTS

THE COMPANY’S BUSINESS	1
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	8
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	12
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	14
ADDITIONAL INFORMATION	16
INDEX TO FINANCIAL STATEMENTS	F-1

i

SEC TEMPORARY FINAL RULE – 17 C.F.R. S 230.257(f)The issuer is filing this report in reliance on 17 C.F.R. S 230.257(f). In good faith, the issuer was unable to file this report on a timely basis because the business disruptions and publichealth interventions relating to coronavirus disease 2019 (COVID-19) delayed the issuance of audited financial statements for the fiscal year ended December 31, 2019.

FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” , “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular Dated December 18, 2018.

THE COMPANY’S BUSINESS

Overview

The company is a corporation formed in Maryland. The primary purpose of the company is to provide financing to farmers and ranchers to purchase agricultural land and make investments in their farm business. The company focuses on lending to farmers practicing sustainable and ecologically-sound agriculture, aquaculture, and forestry.

The properties are expected to be located across the United States, though over time the company may expand its operations to foreign markets. Key factors in determining the viability of a project are the experience of a farmer or rancher, cost and availability of land, and the size of the local market for high-quality, sustainable agricultural products. The company seeks to preserve capital and produce attractive short to mid-term returns. To achieve this goal, the company will seek to finance farmers outside the focus of the traditional agricultural lending market, targeting borrowers with existing farming experience who use sustainable practices and have defined products offerings and direct sales channels.

The company believes that while demand for sustainable agricultural products has grown significantly over the last decade, there exists a financing gap for small-to-medium scale operators focused on non-commoditized farm products. The company believes that these market inefficiencies provide opportunities for investors while supporting sustainable agricultural practices, networks, and markets.1The company targets making monthly dividend payments and the distribution of 100% of annual net income. The company targets a loan-to-cost ratio (also referred to as “LTC”) of 65-85% for each project, but may invest in loans with higher leverage as the board of directors deems appropriate. The company does not intend to use leverage at the portfolio level for the foreseeable future. The LTC ratio is a metric used in commercial real estate construction to compare the financing of a project as offered by a loan to the cost of building the project. The LTC ratio allows commercial real estate lenders to determine the risk of offering a construction loan.1

The company will consider investing with other individuals or entities in connection with the financing of a particular property. The company may, at the discretion of the board of directors, invest in any of the mortgages relating to such financings on such terms as the board of directors may deem appropriate.

The properties the company has already financed, consisting of real estate located in Detroit, Michigan, Kinzers, Pennsylvania, and Cave Junction, Oregon are illustrative of the properties that the company seeks to finance. Each of the Detroit properties consists of less than one acre, vacant at purchase and now converted to agricultural use for fruits and vegetables. The Kinzers property is a 50 acre diversified grain and dairy farm. The Cave Junction Property is a 25 acre hemp farm.

We financed the two Detroit properties in the form of a first-mortgage construction loan. The first loan was 85% LTC with a maximum principal balance of $75,000 at an interest rate of 10.0% per annum. The second loan was 82.5% LTC with a maximum principal balance of $120,000 at an interest rate of 9.5% per annum. We closed on the loans on June 20, 2017 and August 23, 2017, respectively. We financed the Kinzers Property in the form of a bridge loan, which is expected to be converted into a first-mortgage loan in 2020. The loan has a maximum principal balance of $425,000 at an interest rate of 8.0% per annum. We closed on the loan on June 15, 2018. We financed the Cave Junction Property in the form of a first-mortgage construction loan, at 80% loan-to-cost with a maximum principal balance of $640,000 at an interest rate of 9.5% per annum. We closed on the loan on July 12, 2018. The company is a minority investor in the Kinzers and Cave Junction loans. They are not indicative of the type of co-lending, first-mortgage secured arrangements that the company normally intends to be making. We extended a bridge loan to the borrower of the Kinzers Property, and took a minority position in that loan and the first-mortgage loan on the Cave Junction Property, in order to place loan proceeds at the disposal of the borrowers to satisfy their immediate funding needs. When the company realizes sufficient net proceeds from this offering, it intends to take majority positions in both loans and convert the bridge loan to a first-mortgage loan.

In the event that the proceeds received in this offering are insufficient to finance the purchase and development of any existing Properties or other Properties yet to be selected, affiliates of the company may purchase Class A and/or Class B Common Stock in the company for the funds necessary to consummate the transactions on commercially reasonable terms.
1 https://www.investopedia.com/terms/l/loan-to-cost-ratio-ltc.asp

Application Process

Potential borrowers submit applications for financing on the Steward Platform, owned by affiliate Steward Technologies LLC, where they complete a questionnaire regarding their project that seeks information on their farm experience, loan amount requested, proposed use of funds, current property information, and future property plans. For each borrower, the company requires a detailed business plan and financial projections, which are subject to the review and approval by a farm consultant dedicated to each project.

The company runs a number of compliance and due diligence checks on a borrower and its principals to determine creditworthiness and to prevent fraud, which include but are not limited to:

  Submission of a proposal, including stated purpose for the loan;
  Formation documents, such as articles of association or certificate of incorporation and evidence of state or local registrations;
  Submission of an annual report, financial statements or statements regarding gross annual revenue or income, as applicable;
  Description and evidence of collateral;
  Background checks on owners, directors or stockholders of more than 25% of the borrower, including, among other things, submission of passports or other identification documents, checking for previous bankruptcies, Commission/FINRA violations, US Postal Service “money orders” false representations, criminal convictions, and court injunctions or restraining orders
  Performance of OFAC and sanctions checks;
  Search for and review of media reports for negative statements; and
  Submission of the borrower’s organizational structure.

Guidelines for Making Loans

Steward Lending LLC (“Steward Lending”) exclusively originates loans on behalf of the company in accordance with detailed guidelines provided by the company, which are summarized below. The company will impose penalties upon Steward Lending if the company makes loans originated by Steward Lending under circumstances in which the creditworthiness of the borrower or the terms of the loan deviate materially from the guidelines. These penalties may include depriving Steward Lending of its exclusivity or terminating the origination services agreement under which Steward Lending provides its services.

  Sectors: Agriculture, Aquaculture, Forestry.
  Geography: United States, but will consider loans in other countries.
  Farm Type: Varied, including, among others, fruit and vegetable, livestock, poultry and dairy.
  Loan Size: $25,000 - $1,000,000.
  Project Size: 1-100 acres, although the company will consider projects smaller and larger.
  Interest Rates: 6-12% annual interest, although the company will consider interest rates below or above these parameters, depending on the unique circumstances of each project.
  Borrower Equity: 15%+ as a percentage of the total project cost, although the company may make exceptions in unique circumstances.
  Project Stage: Acquisition, construction, development and/or stabilization.
  Term: 1-10 years, although loans to stabilized operations may be longer-term.
  Farming Practices: Sustainable and regenerative, using techniques that protect the environment, public health, human communities, and animal welfare.
  Farming Experience: Borrowers should have at least 3 years of experience.
  Due Diligence: Business, financial, and legal review of borrower. Farm consultants are engaged to vet the specifics of each farm, selected by geographic and/or sector expertise.
  Collateral: Primarily secured lending in the form of a first-mortgage loan, but will consider leasehold, equipment, and unsecured loans, subject to Investment Company Act considerations. See “Plan of Operation – Investment Company Act Considerations.”

Borrowers’ Use of Funds

Generally, borrowers will use loan proceeds to purchase and/or make investments in a Property, including but not limited to, purchasing land; amending soil; installing utilities, fences, irrigation systems and hoophouses/greenhouses; purchasing equipment; establishing storage; and processing and transporting farm goods. The two Detroit Properties have been adapted for agricultural use, which included installing utilities such as water, amending the soil, preparing planting beds and installing irrigation. Each farm has installed hoophouses to shelter crops and maintain temperatures.3The Kinzers Property purchased equipment for value-added processing of raw milk into plain milk, butter, cream, and other dairy products; the company intends to become the first mortgage lender on the property in 2020. The Cave Junction Property borrower intends to use the loan proceeds for the purchase of land, preparation of soil, and improvement of post-harvest processing facilities, specifically for curing and drying.

Borrowers receive an initial disbursement under a loan, followed by subsequent draws. For each draw, the company requires the borrower to submit invoices, lien waivers and proof of existing work. Draws are compared against a project budget prepared for the initial loan closing. Draws cannot exceed the overall loan amount.

Market

USDA estimates that total farm real estate debt is expected to reach $264.7 billion in 2020.2

In 2015, 90% percent of U.S. farms were small family operations with under $350,000 in annual gross cash farm income (GCFI)—a measure of revenue that includes sales of crops and livestock, Government payments, and other farm-related income. These small farms, however, only accounted for 24% of the value of production.3

The company targets small-to-medium sized farms (of which sub-$350,000 income is a good estimate), so 24% of the $239 billion loan market equals an $57.4 billion addressable market in the US.

The company focuses on farms practicing sustainable and regenerative agriculture, a part of the market we expect to continue to grow due to increasing consumer demand for high quality agricultural products and the importance of ecologically-sound agriculture in environmental policy.

2 https://www.ers.usda.gov/topics/farm-economy/farm-sector-income-finances/assets-debt-and-wealth/
3 https://www.ers.usda.gov/amber-waves/2017/march/large-family-farms-continue-to-dominate-us-agricultural-production/Competition

The company will face competition from other individuals or entities financing land for agricultural use in the United States, including USDA Farm Service Agency (“FSA”) and Farm Credit. FSA offers financing to family-sized farmers and ranchers. Farm Credit is a nationwide network of lending institutions owned by its customers.

Existing agricultural lenders have significantly more resources than the company, but we believe they are limited in their flexibility. USDA is an extension of the federal government, with significant funding capacity and a low cost of capital. Nevertheless, USDA lending programs are set by legislation and rigorous rulemaking, so if a borrower does not fit within USDA program requirements, adjustments often cannot be made to accommodate a borrower’s specific circumstances. Other existing non-governmental agricultural lenders, such as banks or credit unions, have more flexibility than the USDA, but are still bound by restrictive lending rules and do not focus solely on small-to-mid size, sustainable, diversified farming.

The company does not compete directly with competitors on price; the company competes with flexibility, speed, and values. Loans are funded directly by the company and individual investors and can be structured according to the needs of a specific farmer, without having to fit within the rigid frameworks of bank or government loan programs. Also, as a private lender, we can move quickly arrange and close financing. In addition, because the company focuses on farms practicing sustainable and regenerative agriculture, we align with the values of these farmers and help them promote their story to investors. Neither the company nor its borrowers are low-cost producers. Instead, we compete on quality and values.

Personnel

The company has no employees. The company has not yet paid or agreed to pay its directors. Currently, Mr. Miller has not received compensation from the company or its affiliates. Mr. Miller’s services, and the services of other personnel, are provided to us under the Intercompany Services and Cost Allocation Agreement. See “Certain Relationships and Related Party Transactions.”

In the future the company may have to pay its officers, directors, other employees, and independent contractors, which will impact the company’s financial condition and results of operations, as discussed in “Plan of Operation.” The company may choose to establish an equity compensation plan for its management and other employees in the future.4

Intellectual Property

The company does not own any patents, copyrights or trademarks. It licenses software from its affiliate Steward Technologies LLC to offer investments and manage investors.

Litigation

The company and its executive officers are not currently a party to any legal proceedings.

Premises

The company currently does not maintain office premises and owns no significant plant or equipment.

Regulation

The company’s business practices and the properties are regulated by numerous federal, state and local laws, including but not limited to the following:

Environmental Regulations

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate and agricultural land. Such laws and regulations tend to discourage activities with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Our failure to uncover and adequately protect against environmental issues in connection with a target financing of real estate may subject us to liability as lender to such Property or asset, even if, as is the case with the properties already financed and planned to be the case in all future financings, the borrowers are contractually obligated to indemnify us against environmental liability. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. The company may be held liable for such costs as a subsequent lender to each Property. Liability can be imposed even if the original actions were legal and the company had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. Further, the company may also be held responsible for the entire payment of the liability if it is subject to joint and several liability and the other responsible parties are unable to pay. The company may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos-containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect us.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (“ACMs”), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against the company for personal injury associated with ACMs.

Americans with Disabilities Act

Under the Americans with Disabilities Act, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. All properties must comply with the ADA to the extent that they are considered “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in public areas of each Property where such removal is readily achievable. We believe that our Properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. In addition, we will continue to assess our compliance with the ADA and to make alterations to each Property as required.

Other Laws and Regulations

The company’s borrowers are required to operate the properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. Our borrowers are also required to comply with labor laws and laws which prohibit unfair and deceptive business practices with consumers.5
The properties are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning real estate transactions in general. These laws may result in delays if the properties are re-developed. Additionally, these laws might cause our borrowers to incur substantial compliance and other costs and adversely affect their ability to repay our loans. The company may decide to lend borrowers additional funds to enable them to comply with those requirements and these expenditures could have a material adverse effect on our ability to pay dividends to stockholders at historical levels or at all.Investment Company Act Considerations

We intend to conduct our operations so that neither we nor any subsidiaries we may establish will be required to register as an investment company under the Investment Company Act.We intend to rely on an exclusion from the definition of investment company provided by either Section 3(c)(5)(C) or Section 3(c)(6) of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act, as interpreted by the staff of the Commission, requires us to invest at least 55% of our assets in Qualifying Real Estate Assets and at least 80% of our assets in Qualifying Real Estate Assets plus real estate-related assets. We intend to treat as Qualifying Real Estate Assets any interests in real estate mortgage loans that are fully secured by real estate, primarily in the form of first-mortgage loans and majority participation interests in first-mortgage loans and certain subordinated or mezzanine loans that are consistent with guidance published by the staff of the Commission.

On August 31, 2011, the Commission issued a concept release titled “Companies Engaged in the Business of Acquiring Mortgages and Mortgage-Related Instruments” (Commission Release No. IC29778). Under the concept release, the Commission is reviewing interpretive issues related to the Section 3(c)(5)(C) exclusion. The potential outcomes of the Commission’s actions are unclear as is the Commission’s timetable for its review and actions. If the Commission disagrees with any of our determinations that our assets are Qualifying Real Estate Assets or real estate-related assets or otherwise believes we do not satisfy the exclusion under Section 3(c)(5)(C), we could be required to restructure our activities or sell certain of our assets. The net effect of these factors could be to lower our net returns. Further, if we fail to qualify for exclusion from registration as an investment company due to such changes, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business would be materially and adversely affected.

Section 3(c)(6) of the Investment Company Act excludes from the definition of “investment company” any company primarily engaged, directly or through majority-owned subsidiaries, in a business, among others, described in Section 3(c)(5)(C) of the Investment Company Act. The Commission has indicated that Section 3(c)(6) requires a company to hold at least 55% of its assets in, and derive 55% of its income from, a Section 3(c)(5)(C) business. The staff of the Commission has issued little additional interpretive guidance with respect to Section 3(c)(6). To the extent we choose to hold our real estate investments through subsidiaries, we may rely on Section 3(c)(6) of the Investment Company Act rather than Section 3(c)(5)(C). In such a case, we intend that more than 55% of our assets would be held in, and more than 55% of our income would be derived from, a combination of our interests in our majority-owned subsidiaries, and Qualifying Real Estate Assets. Our majority-owned subsidiaries would rely on Section 3(c)(5)(C), described above. Based on these holdings, we believe that we would not be considered an investment company for purposes of Section 3(c)(6) of the Investment Company Act. Consequently, we expect we would be able to conduct our operations such that we would not be required to register as an investment company under the Investment Company Act.

If the staff of the Commission were to disagree with our approach to our compliance with Section 3(c)(6), we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us.

Under the Investment Company Act, a majority-owned subsidiary of a person is defined as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company that is a majority-owned subsidiary of such person. For purposes of Section 3(c)(6) of the Investment Company Act, we intend to treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We will make any determination of whether an entity is a majority-owned subsidiary of the company. We have not asked the staff of the Commission for its concurrence with our analysis, and it is possible that the staff of the Commission could disagree with any of our determinations. If the staff of the Commission were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us.
The assets we and any subsidiaries may acquire are limited by the provisions of the Investment Company Act, the rules and regulations promulgated under the Investment Company Act, and interpretative guidance from the Commission and its staff. These limitations may adversely affect our performance. In addition, to the extent the Commission’s staff provides different or more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly.6Any additional guidance from the Commission or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen. The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets, or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.Interest IncomeInterest income is earned and recognized on the outstanding balance of the promissory notes and is calculated in accordance with their contractual terms. Recognition of interest income commences on the settlement date of the promissory note and continues through the end of the note term.

Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collection of interest. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.

Interest income generally is not recognized on impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction to the loan principal balance. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Loans Held for Investment

Loans held for investment will be carried at cost, net of the allowance for loan losses. The company advances up to 85% of the fair value of the assets. Amortization of deferred loan fees and costs are discontinued for loans placed on nonaccrual. Any remaining deferred fees or costs and prepayment fees associated with loans that payoff prior to contractual maturity are included in loan interest income in the period of payoff. Loan commitment fees received to originate or purchase a loan are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield or, if the commitment expires unexercised, recognized as income upon expiration of the commitment. Loans held for investment are not adjusted to the lower of cost or estimated market value because it is management’s intention, and the company has the ability, to hold these loans to maturity. We generally require real estate as collateral on our loans. In addition, we require non-recourse carve-out guarantees, which provide additional security under the loans.A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. We review loans for impairment when the loan is classified as substandard or worse, delinquent 90 days, determined by management to be collateral dependent, or when the borrower files bankruptcy or is granted a troubled debt restructure. Measurement of impairment is based on the loan’s expected future cash flows discounted at the loan’s effective interest rate, measured by reference to an observable market value, if one exists, or the fair value of the collateral if the loan is deemed collateral dependent. The company selects the measurement method on a loan-by-loan basis except those loans deemed collateral dependent. All loans are generally charged-off at such time as the loan is classified as a loss.

Allowance for Loan Losses

In June 2016, the Financial Accounting Standards Board “FASB” issued Accounting Standards Update “ASU” 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.7The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public business entities, the amendment is effective for annual periods beginning after December 15, 2019 and interim periods within those annual periods. We have adopted this pronouncement for the financial year ended December 31, 2017.

The company maintains an allowance for loan losses at a level deemed appropriate by management to provide for all known or inherent risks in the loan at the reporting date. A loan is impaired when it is probable that we may not collect all principal and interest payments according to the contractual terms of the loan agreement.

Our determination of the adequacy of the allowance for loan losses will be based on an evaluation of the composition of the loan, historical loss experience, industry charge-off experience on farm loans, current economic conditions, and other relevant factors in the area in which the company’s lending activities are based. These factors may affect the borrowers’ ability to pay and the value of the underlying collateral. The allowance is calculated by applying loss factors to loans held for investment according to loan program type and loan classification. The loss rate, at present, we use is based on data published by the USDA Farm Services Administration and has initially established at 3% of principal and interest outstanding. Additions and reductions to the allowance are reflected in current operations.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the company. Unobservable inputs are inputs that reflect the company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Income Taxes

We intend to make an election to be taxed as a REIT for U.S. federal income tax purposes. As a REIT, we generally are not subject to corporate-level federal and state income tax on net income we distribute to our stockholders. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to our stockholders. Even if we qualify as a REIT, we may be subject to certain federal, state, local and foreign taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. If the company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal, state, and local income taxes and may be precluded from re-qualifying as a REIT for the four taxable years following the year in which the company fails to qualify as a REIT.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONSThe following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.Offering Results

Steward Realty Trust, Inc. has offered, is offering, and will continue to offer up to $50 million in Class A common shares in our Offerings in any rolling twelve month period. The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Offering. As of December 31, 2019 we had raised total gross offering proceeds of $41,750 for an aggregate of 4,175 of our Class A common shares. Assuming the settlement for all subscriptions received as of December 31, 2019, approximately 4,995,775 of our Class A common shares remained available for sale under our Offering.OverviewSteward Realty Trust, Inc. is a commercial mortgage REIT that provides financing, backed by land and farm assets, to farmers using sustainable and ecologically-sound agricultural practices. As such, the company may invest, alone or with others, in loans to farming and ranching businesses for agriculture, aquaculture, or forestry. Financing will be primarily in the form of first-mortgage loans and majority participation interests in first-mortgage loans, but may eventually include a small number of mezzanine-subordinate loans, leasehold transactions, and bridge loans. As further explained below, loans will be structured as construction, mini-permanent (“mini-perm”), and stabilized financings.

The company will engage in both short-term and long-term (permanent) financings. The short-term financing, or construction loan, funds the acquisition of the Property, the preparation and development of the Property (which may or may not be vacant) for production, cultivation, and processing. After a project achieves “stabilization,” the construction loan is replaced by longer-term financing. The company may elect to combine the two loans into one in the form of a construction and mini-perm loan. Mini-perm is financing that “takes out,” or replaces, the construction loan, but is shorter in duration than traditional permanent financing. The purpose of the mini-perm is to pay off the construction loan and provide the project with an operating history prior to refinancing in the permanent market.

The company will offer long-term (permanent) financing to farmers and ranchers with an operating history on a property. The company expects its proportion of long-term financing to increase over time as it develops relationships with farmers and ranchers who have successfully utilized the company’s construction and mini-perm loans.

REITs are permitted to deduct from their corporate taxable income every dollar they pay out, while stockholders pay tax on the dividend income they receive, generally at ordinary income tax rates, although individuals may qualify for lower rates in many cases. As is characteristic of mortgage REITs, the company intends to hold commercial mortgages and other loans on its balance sheet, and fund these investments with equity capital. The company may rely on a variety of funding sources, including common and preferred equity, repurchase agreements, structured financing, convertible and long-term debt, and other credit facilities, and will attempt to use less borrowing and more equity capital to finance its acquisitions of mortgages than do other large mortgage investors, though we cannot assure you that we will succeed in doing so. And, like other mortgage REITs, the company may attempt to raise both equity and debt in the registered or exempt public capital markets, though no decision has yet been made as to whether any of the company’s securities will be publicly traded on a national stock exchange or quotation system, or whether the company will register with the Securities and Exchange Commission (the “Commission”) but not trade on major securities exchanges (a public, non-listed REIT). Investors subscribing to this offering should assume that no market for the company’s securities will ever develop.Steward Realty Trust, Inc. is a development stage company that was formed on March 7, 2017, as a Maryland corporation and does business under the name “Steward Farm Trust”. We maintain our principal executive offices at 9679 Myrtle Grove Lane, Easton, MD 21601. Our mailing address is 9450 SW Gemini Dr. #41153, Beaverton, OR 97008. Our email address is support@gosteward.com and telephone number is (503) 868-0400.

We believe that, as our business scales, while our growth may increase in absolute terms, our individual performance metrics on a standalone basis may not reflect our total performance. Accordingly, it may be insufficient to rely solely on any single performance metric as a measurement of our success.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated and filed with the SEC on March 15, 2019 (the “Offering Circular”), as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Critical Accounting PoliciesOur accounting policies have been established to conform with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way, that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, “Summary of Significant Accounting Policies,” included in the financial statements contained in this report, for a more thorough discussion of our accounting policies and procedures.

Results of operations

For the year ended December 31, 2019, the company earned interest income from the Detroit, Kinzers, and Cave Junction Properties totalling $17,879, compared to $18,322 for the year ended December 31, 2018. The Company has not extended any new during 2019. After establishing a loan loss provision of $685, the company’s net interest income for 2019 was $17,194, compared to a net interest income of $16,066 for 2018.The company’s operating expenses consist of general and administrative expenses and loan servicing costs. General and administrative expenses were $22,578 for the year ended December 31, 2019 and consisted primarily of accounting, legal, and compliance expenses, compared to $42,747 in general and administrative expenses for the year ended December 31, 2018. The decrease in expenditures was primarily related to reduced legal and advertising costs. We expect our expenses to increase due to regulatory, compliance, legal, and accounting costs associated with what we expect to be a growing number of investors and Properties.Loan servicing costs for the year ended December 31, 2019 were $2,401, which we paid to our affiliate Steward Servicing LLC (“Steward Servicing”) in connection with the loans referred to above, compared to loan servicing costs of $1,898 for the year ended December 31, 2018. The company does not currently have its own personnel, who are provided by its affiliate, Steward Technologies LLC, pursuant to the Intercompany Services and Cost Allocation Agreement. The company expects to assume sole responsibility for the compensation of its personnel when the complexity and magnitude of its operations make it no longer feasible under that agreement for Steward Technologies LLC to support certain of the company’s service departments and functions together with those of its other corporate affiliates. As of the date of this Offering Circular, Steward Technologies LLC has not allocated any compensation expenses to the company.

Liquidity and Capital Resources

As of December 31, 2019, the company’s cash on hand was $25,555. As of that date, we had total assets of $474,318 and total liabilities of $24,969, primarily representing accounts payable and accrued loan servicing fees.

Since the company’s inception, the company raised funds by accepting investments from affiliates of the company. We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to finance loans from other equity and debt offerings, including investments by affiliates, and/or cash on hand. As of December 31, 2019, and December 31, 2018, respectively, we do not have any material commitments for capital expenditures; nor did we enter into any in the interim period between December 31, 2019 and the time of this filing. Our independent auditors have included an explanatory paragraph in their report regarding substantial doubt about the Company’s ability to continue as a going concern.Off-Balance Sheet Arrangements

As of December 31, 2019 and 2018, we had no off-balance sheet arrangements.

Related Party Arrangements

For further information regarding “Related Party Arrangements,” please see Note 6, Related Party Transactions in our financial statements.Our Properties

The table below sets forth information regarding the existing properties.The company’s loans outstanding at December 31, 2019 are as follows:

No	Borrower	Location	Loan Type	Interest Rate	Date	Maturity	Amount	Total Funded[1]		Company Funded[1]
1	ACRE LLC	Detroit, MI, USA	First Mortgage	10%	06/20/2017	07/15/2022	$75,000	$81,479		$81,479
2	Fisheye Farms, LLC	Detroit, MI, USA	First Mortgage	9.50%	08/23/2017	09/15/2022	$120,000	$125,805		$119,514
3	Beiler’s Heritage Acres	Kinzers, PA, USA	Bridge	8%	06/15/2018	06/15/2019	$425,000	$555,864	[2]	$19,296
4	Hope Mountain Holdings LLC	Cave Junction, OR, USA	First Mortgage	9.50%	07/12/2018	08/15/2023	$640,000	$642,473	[2]	$25,934
						Grand Total	$1,260,000	$1,405,621		$246,223

1 As of December 31, 2019
2 The remainder was funded by a co-investor.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below. The executive officers are employees of the company’s affiliate, Steward Technologies LLC, formerly known as Steward Agricultural Funding Portal LLC. On February 12, 2019 SAFP’s name was changed to Steward Technologies LLC.

Name	Position	Age	Term of Office
Executive Officers
Daniel Steuer Miller	Chairman, CEO, CFO, President	33	Indefinite (since inception)

Directors
Daniel Steuer Miller	Chairman, CEO, CFO, President	33	Indefinite (since inception)*
Marc David Maltz	Independent Director	65	Indefinite (since April 1, 2018)*

Daniel S. Miller

Daniel S. Miller is our Founder, Chief Executive Officer, Chief Financial Officer, and Director and has served in those positions since the company’s inception. Dan’s experience and passion lies at the intersection of technology, finance, real estate, and agriculture.

Prior to Steward, from 2010 – 2015, Dan was Co-Founder, President and Director of Rise Companies Corp., the parent company of Fundrise. Fundrise is the first and largest real estate crowdfunding platform in the United States, having facilitated more than $400 million of investments since inception. From 2013-2014, during his time at Rise Companies Corp., Dan was also affiliated with Growth Capital Services, Inc. as a registered representative. Under a Financial Industry Regulatory Authority acceptance, waiver and consent, he paid a fine of $5,000 for failure to provide notice to Growth Capital of his participation in certain private securities transactions related to Rise Companies Corp.’s Series A financing and had his FINRA registration temporarily suspended for 6 months from May-November 2016.

11

Dan’s family has a long history in real estate and agriculture. His father founded and operates Western Development Corporation, his family’s real estate organization, which has developed more than 20 million square feet in its 50-year history. Dan’s maternal family has been farming on the Eastern Shore of Maryland since 1884, when his great-great-grandfather emigrated from Germany. Dan holds a B.S. and M.B.A. from The Wharton School at the University of Pennsylvania.

Marc D. Maltz

Marc D. Maltz is an executive coach and advisor. He has helped CEOs, presidents, boards and senior officers develop and transform their organizations, manage risk and improve productivity for over 20 years. His work in organizational and leadership development, change management and organizational resilience has enabled clients to gain critical personal insight to tackle difficult situations and achieve new levels of success. Marc specializes in helping clients develop organizational resiliency, a key component for any firm navigating complex business conditions, shifts in the marketplace or other organizational trauma. Marc is a partner of Triad Consulting Group LLC (since 1993), a Principal of the Boswell Group LLC (since 1998) and a member of Reboot.io (since 2016). He is a Registered Organizational Development Professional, and a member of the A.K. Rice Institute and the International Society for the Psychoanalytic Study of Organizations. He is on the board of directors of the Gordon Lawrence Foundation and Patron Technologies. Marc has an M.B.A. and holds postgraduate certificates from MIT, the Wharton School and the William Alanson White Institute for Psychology and Psychoanalysis.

Compensation of Directors and Executive Officers

Our board of directors has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity. However, we currently do not intend to pay our board members any compensation. ST allocates compensation costs for services provided by the company’s officers pursuant to the Intercompany Services and Cost Allocation Agreement, which currently requires ST to pay for all employees and independent contractors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of the date of December 31, 2019 the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities, or having the right to acquire those securities. The company’s voting securities include all shares of Class A Common Stock, Class B Common Stock and all shares of Preferred Stock.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Daniel Steuer Miller (1) 228 Park Ave S #83098 New York, NY 10003	Class B Common Stock	47,942 shares (1)	None	100%
Myrtle Grove Ventures LLC 228 Park Ave S #83098 New York, NY 10003	Class B Common Stock	47,942 shares	None	100%
All current officers and directors as a group (3 people)	Class B Common Stock	47,942 shares	None	100%

(1) All shares are owned of record by Myrtle Grove Ventures LLC (“MGV”). Mr. Miller owns 99% of the membership interests of MGV and beneficially owns the remaining 1% interest through Myrtle Grove Ventures Manager, Inc.CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Some of the parties involved with the operation and management of the company, including Daniel S. Miller, have other relationships that may create disincentives to act in the best interest of the company and its investors. These conflicts may inhibit or interfere with the sound and profitable operation of the company. See “Risk Factors -- Risks Related to Certain Conflicts of Interest.”

12

Relationships of the Chief Executive Officer of our Company

Daniel S. Miller, the chief executive officer of the company, runs the day-to-day and other affairs of the company. Dan is the 100% beneficial owner of the following affiliated entities:

  Steward Lending LLC
  Steward Servicing LLC
  Steward Technologies LLC
  Steward Compliance LLC
  Steward Holdings (US), Inc.
  Steward Holdings Ltd.
  Myrtle Grove Ventures LLC
  Myrtle Grove Ventures Manager, Inc.

As a result of his interests in the other affiliated entities and the fact that he engages in and will continue to engage in other business activities on behalf of himself, Dan will face conflicts of interest in allocating his time among the company, other affiliated entities and other business activities in which he is involved.

Fees to be Paid to Affiliates

Certain of the company’s affiliates will receive fees for services relating to the origination and servicing of its loans, as well as other services necessary to the operation of its business.

Steward Lending receives a one-time origination fee of 2% of the principal amount of each loan it originates for the company, paid by the borrower at closing. The company does not pay any fees to Steward Lending under an origination services agreement.

The company has entered into a servicing agreement with Steward Servicing, under which Steward Servicing receives an ongoing 1% fee, based on the outstanding principal amount of each loan it services for the company, paid monthly by the company.

Employees and independent contractors of ST, including the company’s executive officers, currently provide services to the company under the Intercompany Services and Cost Allocation Agreement and are compensated by ST. As of date of this Offering Circular, the company has not made any payments to ST pursuant to the agreement.

Steward Technologies LLC and the company have entered into a platform license and technology services agreement. ST also provides software to the company and Steward affiliates. As of the date of this Offering Circular, ST does not receive any fees from the company under the agreement.

Steward Compliance LLC is an affiliate of the company. It is currently contemplated that Steward Compliance LLC will not charge fees to the company.

Steward Holdings (US), Inc. is an affiliate of the Company. It is currently contemplated that Steward Holdings (US), Inc. will not charge fees to the company.

Steward Holdings Ltd. is an affiliate of the Company. It is currently contemplated that Steward Holdings Ltd. will not charge fees to the company.

The items of compensation are summarized in the following table. Neither the company nor any affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of shares of our Class A Common Stock.13

Form of Compensation and Recipient	Determination of Amount	Estimated Amount
Acquisition Stage
Origination Fee – Steward Lending	One-time origination fee equal to 2% of the principal amount of each loan originated by Steward Lending, payable at the closing of the loan.

Operational Stage
Servicing Fee – Steward Servicing

Annual servicing fee equal to 1.0% of the outstanding principal amount of each loan serviced by Steward Servicing, paid monthly by the company and any co-lenders, pro rata in accordance with the portion of the aggregate principal amount of the loan provided by the company and each co-lender.

Paid by the company to Steward Servicing. Actual amounts are dependent upon the amount and timing of payments received by the company on loans; we cannot determine these amounts at the present time.
Technology Fee – Steward Technologies LLC	Steward Technologies LLC provides software to the company under a platform license and technology services agreement.	As of the date of this Offering Circular, Steward Technologies LLC does not receive any fees from the company under the agreement.

Potential Additional Investments by Affiliates

We are seeking to raise funds through this offering for working capital to fund our start-up and development activities, as well as our initial loan investments. If we do not raise sufficient funds in the offering, Daniel S. Miller and certain of his affiliates have provided and expressed their willingness, though not contractually obligated to do so, to continue to provide funds for the company's operations, including through purchases of additional equity, for the earlier of 18 months or the date upon which the company has obtained sufficient capital from other sources. If we are unable to obtain sufficient amounts of capital, we may be required to reduce the scope of our planned loan operations, which could harm our business, financial condition and operating results.

In addition, we expect that affiliates and family members of Mr. Miller, including an entity controlled by his parents, will invest pari-passu as co-lenders of loans originated by Steward Lending.

Conflicts of Interest Policy

In order to minimize any actual or perceived conflicts of interest between the company and our directors, officers, employees and affiliates, we have adopted a conflicts of interest policy to address some of the conflicts that may arise in connection with our activities. There is no assurance that this policy will be adequate to address all of the conflicts that may arise or that it will address such conflicts in a manner that is favorable to us. Our board of directors may modify, suspend or rescind our conflicts of interest policy without a vote of our stockholders.

Some of the parties involved with the operation and management of the company, including Daniel S. Miller, have other relationships that could give rise to conflicts of interest with the company and create disincentives on the part of these individuals to act in the best interest of the company and its investors. These conflicts may inhibit or interfere with the sound and profitable operation of the company. See "Risk Factors -- Risks Related to Certain Conflicts of Interest," "Conflicts of Interest," "Certain Relationships and Related Party Transactions.";

Our Conflicts of Interest Policy addresses several of the most common examples of situations that may cause a conflict of interest. However, directors, officers and employees are required to disclose to the board of directors, by notifying the Chief Legal Officer, any contemplated action that may be, or appear to be, a conflict of interest, and obtain the board's approval in advance before engaging in such action. The company reserves the right to withhold approval in its sole discretion.14

Examples of such conflicts could include, but are not limited to:

Accepting outside employment with, or accepting loans or other personal payments from, any organization that does business with us or is one of our competitors;

Serving on boards of directors or similar bodies for an outside company or government agency;-Accepting or giving gifts of more than modest value to or from vendors or clients of the company;

Investing in a competitor, supplier, customer, or distributor under circumstances in which the decisions of the company director, officer or employee making the investment may have a business impact on this outside party;

Competing with the company for the purchase, sale or mortgaging of property, for services or for other interests, or taking personal advantage of an opportunity in which the company has an interest;

Personally having immediate family members who have a financial interest in a firm which does business with the company; and

Having an interest in a transaction involving the company or a customer, business partner or supplier (not including routine, low-percentage equity investments in publicly traded companies).

The company complies with the provisions of the Maryland General Corporation Law regarding "interested director transactions." Those provisions prescribe the disclosures which must be made to, and the procedures which must be followed by the company's board of directors, or, in the alternative, the company's stockholders, in voting upon whether to approve a contract or other transaction between the company and any of its directors or between the company and any other corporation, firm, or other entity in which any of its directors is a director or has a material financial interest. The company will not approve any such contract or transaction unless it is fair and reasonable to the company.

Like some REITs, the company does not currently have any employees and relies on affiliates to provide the services necessary to operate the company. The company's executive officers are employed by the company's affiliate, ST, whose employees and independent contractors devote a portion of their time to the affairs of the company and other affiliates. Unlike some REITs, however, the company does not pay ST any transaction fees for services, thereby avoiding services that may not necessarily align with the interests of our stockholders, such as fees based on the amount of property acquisitions and assets under management.

The company and its corporate affiliates are parties to an Intercompany Services and Cost Allocation Agreement. Under that agreement, ST is the sole provider of the personnel staffing the service departments or performing the functions described in the agreement that are being shared by its affiliates. Under the agreement, ST does not charge any of its affiliates for the indirect costs of such shared services. However, each affiliate is responsible for paying its respective direct costs.

The executive officers, employees and independent contractors of ST may manage other affiliates of the company that are paid by the company for services provided, such as loan servicing fees. These executives, employees and independent contractors are prohibited from managing any entities that compete with the company.

Before engaging in a transaction involving any other affiliate of our company, ST must conclude that the transaction is fair and reasonable to us (and any affiliates of which it is also a manager, if applicable) and that it is on terms and conditions not less favorable to us than those available from unaffiliated third parties.ST and its affiliates, Steward Lending and Steward Servicing, all three of which are New York limited liability companies, are wholly owned subsidiaries of Myrtle Grove Ventures LLC, a New York limited liability company in which Daniel S. Miller owns a 99% equity interest. Steward Lending and Steward Servicing have served and for the foreseeable future are expected to serve, as the company's exclusive provider of loan origination services and loan servicing, respectively. Steward Lending's origination fee is paid by the company's borrowers pursuant to a contract entered into between the borrower and Steward Lending. Steward Servicing's fee is paid by the company, if the company is the sole lender, or by the company and any co-lenders pro-rata in accordance with the respective percentages of the total loan amount paid by each of them. Before Steward Lending enters into a loan origination agreement with one of the company's borrowers or Steward Servicing enters into a loan servicing agreement with the company and the company's co-lenders, our company's board of directors must conclude that the transaction is fair and reasonable to us and that such agreements are on terms and conditions not less favorable to us than those available from unaffiliated third parties.ADDITIONAL INFORMATION

We have filed with the Commission an Offering Statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the Offering Statement, does not contain all the information set forth in the Offering Statement and the related exhibits filed with the Commission, to which we refer you. Upon the qualification of the Offering Statement, we will be subject to the informational reporting requirements of the Securities Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the Commission. You may read and copy the Offering Statement, the related exhibits and the reports and other information we file with the Commission at the Commission’s public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The Commission also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the Commission.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

Steward Realty Trust, Inc.
9450 SW Gemini Dr. #41153
Beaverton, OR 97008
support@gosteward.com
(503) 868-0400

Within 120 days after the end of each fiscal year, we will provide to our stockholders of record an annual report (via the Commission’s EDGAR website). The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

There may be additional information about our business at www.gosteward.com, but the contents of that site are not incorporated by reference in or otherwise a part of this Offering Circular.16

FINANCIAL STATEMENTS

Steward Realty Trust, Inc.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders
Steward Realty Trust, Inc.

Report on the Financial Statements
We have audited the accompanying financial statements of Steward Realty Trust, Inc. (the “Company”) which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Steward Realty Trust, Inc. as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses and requires additional capital to expand its loan portfolio. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/dbbmckennon
Newport Beach, CA
June 15, 2020F-2

STEWARD REALTY TRUST, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS

Cash and cash equivalents	$25,555	$4,399
Interest receivable	4,324	-
Deferred offering costs	205,888	185,847

Loans held for investment	246,223	232,668
Allowance for loan losses	(7,672)	(6,987)
Loans held for investment, net	238,551	225,681

Total assets	$474,318	$415,927

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$22,017	$10,934
Settling subscriptions	501	-
Accrued loan servicing costs to related parties	2,451	50
Total liabilities	24,969	10,984
Commitments and contingences (Note 6)
Shareholders’ Equity:
Preferred stock, par value of $0.01, 5,000,0000 shares authorized; 0 shares outstanding as of December 31, 2019 and December 31, 2018	-	-
Class A common stock, par value of $0.01; 100,000,000 shares authorized; 4,175 and 0 shares outstanding as of December 31, 2019 and December 31, 2018	42	-
Class B common stock, par value of $0.01, 15,000,000 shares authorized; 47,942 and 45,023 shares outstanding as of December 31, 2019 and December 31, 2018, respectively	479	450
Additional paid-in capital	501,902	449,782
Accumulated deficit	(53,074)	(45,289)
Total shareholders’ equity	449,349	404,943

Total liabilities and shareholders’ equity	$474,318	$415,927

See accompanying notes to the financial statements

STEWARD REALTY TRUST, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Interest income	$17,879	$18,322
Provision for loan losses	(685)	(2,256)
Interest income, net of provision for loan losses	17,194	16,066

Expenses:
Loan servicing costs	2,401	1,898
General and administrative expenses	22,578	42,747

Net loss	$(7,785)	$(28,579)

Loss per share	$(0.17)	$(0.08)

Weighted average shares outstanding	45,323	376,823

See accompanying notes to the financial statements

STEWARD REALTY TRUST, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common Stock		Additional Paid-in	Accumulated	Total Shareholder’s
	Units	Amount	Capital	Deficit	Equity
Balance, December 31, 2017	900,000	$9,000	$291,763	$(16,710)	$284,053
Exchange of common stock for Class B common stock	(870,000)	(8,700)	8,700	-	-
Class B shares issued to affiliate for cash	8,900	89	88,911	-	89,000
Class B shares issued to affiliate for offering costs and expenses	6,123	61	60,408	-	60,469
Net loss	-	-	-	(28,579)	(28,579)
Balance, December 31, 2018	45,023	450	449,782	(45,289)	404,943
Class A shares issued for cash	4,175	42	41,708	-	41,750
Class B shares issued to affiliate for cash	1,500	15	14,985	-	15,000
Class B shares issued to affiliate for offering costs	1,419	14	14,185	-	14,199
Amortization of deferred offering costs	-	-	(18,758)		(18,758)
Net loss	-	-	-	(7,785)	(7,785)
Balance, December 31, 2019	52,117	521	501,902	(53,074)	449,349

See accompanying notes to the financial statements

F-5

STEWARD REALTY TRUST, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,785)	$(28,579)
Provision of loan losses	685	2,256
Changes in operating assets and liabilities:
Increase in interest receivable	(4,324)	-
Increase in accounts payable	11,083	10,934
Increase / (decrease) in accrued loan servicing costs to related parties	2,401	(19)
Net cash provided by/ (used in) operating activities	2,060	(15,408)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances on loans held for investment	(13,555)	(74,982)
Net cash used in investing activities	(13,555)	(74,982)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred offering costs	(24,600)	(96,183)
Proceeds from settling subscriptions	501	-
Issuance of Class A Shares for cash	41,750	-
Issuance of Class B shares for cash	15,000	89,000
Issuance of Class B Shares for expenses	-	60,469
Net cash provided by financing activities	32,651	53,286

Increase/(decrease) in cash and cash equivalents	21,156	(37,104)
Cash and cash equivalents, at beginning of period	4,399	41,503
Cash and cash equivalents, end of period	$25,555	$4,399

Supplemental disclosures of cash flow information:
Deferred offering costs netted against proceeds	$18,758	$-
Issuance of Class B Shares for offering costs	14,199	-
Cash paid for income taxes	$-	$25

See accompanying notes to the financial statements

STEWARD REALTY TRUST, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2019 AND 2018

NOTE 1 – ORGANIZATION AND BUSINESS

Steward Realty Trust, Inc. (the “Company”) was formed on March 7, 2017 (date of “Inception”) in the State of Maryland. The Company’s headquarters are located in Easton, Maryland. The Company was formed for the purpose of investing in a real estate loans and other debt instruments collateralized by first position security interests in farm real property in the U.S. and the underlying real estate collateral.
The Company intends to operate as a Real Estate Investment Trust (REIT). The Company will apply to the Internal Revenue Service (the “IRS”) to be treated as a REIT for federal income tax purposes. Although we are not currently aware of any reason why the Company would not qualify as a REIT, we can give no absolute assurance that the IRS will not successfully challenge the classification of the Company as a REIT. To qualify as a REIT, a company must have the bulk of its assets and income connected to real estate investment and must distribute at least 90 percent of its taxable income to shareholders annually in the form of dividends. In addition to paying out at least 90 percent of its taxable income annually in the form of shareholder dividends, a REIT must:
• Be an entity that would be taxable as a corporation but for its REIT status;
• Be managed by a board of directors or trustees;
• Have shares that are fully transferable;
• Have a minimum of 100 shareholders after its first year as a REIT;
• Have no more than 50 percent of its shares held by five or fewer individuals during the last half of the taxable year;
• Invest at least 75 percent of its total assets in real estate assets and cash;
• Derive at least 75 percent of its gross income from real estate related sources, including rents from real property and interest on mortgages financing real property;
• Derive at least 95 percent of its gross income from such real estate sources and dividends or interest from any source; and
• Have no more than 25 percent of its assets consist of non-qualifying securities or stock in taxable REIT subsidiaries.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management’s Plans

We have incurred losses and we have generated limited interest income. We require significant capital to expand our loan portfolio in an effort to generate more significant interest income. These factors raise substantial doubt about the Company’s ability to continue as a going concern. We have funded our loans and operations primarily by our sole shareholder. We seek equity financing to meet those objectives. We expect to complete an equity offering during the next six to 12 months. In the meantime, the shareholder intends to fund its operations. There are no assurances that we will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of capital, we may be required to reduce the scope of our planned loan operations, which could harm our business, financial condition and operating results.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2019. Fair values were assumed to approximate carrying values because of their short term in nature.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the U.S.A. and a host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise. These adverse conditions could affect the Company’s financial condition, results of its operations and cash flows.

Cash and Cash Equivalents

For purpose of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Deferred Offering Costs

The Company capitalizes costs incurred in connection with its offering of securities which will be applied against proceeds from the Regulation A offering we intend to file, if successful. If unsuccessful, such costs will be expensed. During the years ended December 31, 2019 and 2018, the Founder and CEO, Daniel Miller, incurred $14,199 and $60,469 respectively of offering costs on behalf of the company. Organizational costs are expensed as incurred, and offering costs are amortized pro rata as a reduction to members’ equity based on the proportion of gross proceeds raised to the total gross proceeds expected to be raised when the Offering is complete. As of December 31, 2019 and December 31, 2018, $18,758 and $0 respectively of offering costs have been netted against the proceeds received in the statements of shareholders’ equity. We are continuing the offering of our securities prospectively and will continue to evaluate the recovery of these costs capitalized.

Settling Subscriptions

Settling subscriptions presented on the balance sheets represent equity subscriptions for which funds have been received but common shares have not yet been issued. Once a subscription agreement is accepted, settlement of the shares may occur up to 15 days later, depending on the volume of subscriptions received; however, we generally issue shares the later of five business days from the date that an investor’s subscription is approved by our CEO or when funds settle in our bank account. We rely on our Automated Clearing House (ACH) provider to notify us that funds have settled for this purpose, which may differ from the time that cash is posted to our bank statement.

Loans Held for Investment

Loans held for investment will be carried at cost, net of the allowance for loan losses. The Company advances up to 85% of the fair value of the assets. Amortization of deferred loan fees and costs are discontinued for loans placed on nonaccrual. Any remaining deferred fees or costs and prepayment fees associated with loans that payoff prior to contractual maturity are included in loan interest income in the period of payoff. Loan commitment fees received to originate or purchase a loan are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield or, if the commitment expires unexercised, recognized as income upon expiration of the commitment. Loans held for investment are not adjusted to the lower of cost or estimated market value because it is management’s intention, and the Company has the ability, to hold these loans to maturity.

The Company generally requires real estate as collateral on its loans. In addition, the Company requires non-recourse carve-out guarantees, which provides additional security under the loans. Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collection of interest. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.

Interest income generally is not recognized on impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction to the loan principal balance. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. We review loans for impairment when the loan is classified as substandard or worse, delinquent 90 days, determined by management to be collateral dependent, or when the borrower files bankruptcy or is granted a troubled debt restructure. Measurement of impairment is based on the loan’s expected future cash flows discounted at the loan’s effective interest rate, measured by reference to an observable market value, if one exists, or the fair value of the collateral if the loan is deemed collateral dependent. The Company selects the measurement method on a loan-by-loan basis except those loans deemed collateral dependent. All loans are generally charged-off at such time the loan is classified as a loss.

Allowance for Loan Losses

In June 2016, the Financial Accounting Standards Board “FASB” issued Accounting Standards Update “ASU” 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public business entities, the amendment is effective for annual periods beginning after December 15, 2019 and interim period within those annual periods. We have adopted this pronouncement for the reporting period.
The Company maintains an allowance for loan losses at a level deemed appropriate by management to provide for all known or inherent risks in the loan at the reporting date. Our determination of the adequacy of the allowance for loan losses will be based on an evaluation of the composition of the loan, historical loss experience, industry charge-off experience on farm loans, current economic conditions, and other relevant factors in the area in which the Company’s lending activities are based. These factors may affect the borrowers’ ability to pay and the value of the underlying collateral. The allowance is calculated by applying loss factors to loans held for investment according to loan program type and loan classification. The loss rate, at present, we use are based in data published by the USDA Farm Services Administration which have initially established at 3% of principal and interest outstanding. Additions and reductions to the allowance are reflected in current operations.

Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure will be recorded at fair value less cost to sell with any excess loan balance charged against the allowance for estimated loan losses. The Fund will obtain an appraisal and/or market valuation on all real estate owned at the time of possession. After foreclosure, valuations will be periodically performed by management. Any subsequent fair value losses will be recorded to other real estate owned operations with a corresponding write-down to the asset. All legal fees and direct costs, including foreclosure and other related costs will be expensed as incurred.

Income Taxes

The Company has been organized as a corporation under the laws of the State of Maryland. The Company will apply to the Internal Revenue Service (the “IRS”) to be treated as a Real Estate Investment Trust (“REIT”) for federal income tax purposes. Although we are not currently aware of any reason why the Company would not qualify as a REIT, we can give no absolute assurance that the IRS will not successfully challenge the classification of the Company as a REIT. Accordingly, the Company will not be subject to federal income taxes, and the profits and losses flow directly to the shareholders of the Company.

The Company filed the 2017 tax returns as a corporation for federal and New York income tax purposes. No tax returns have been subjected to audit.
Prospective investors should recognize that many of the advantages and economic benefits of an investment in the Shares depend upon the classification of the Company as a REIT for federal income tax purposes. To remain qualified as a REIT, the Company must each year distribute to shareholders at least 90% of its REIT taxable income (excluding any net capital gains). A change in this classification would require the Company to pay a corporate level tax on its income which would reduce cash available to fund distributions to shareholders or for internally funding growth of the Company. In addition, such a change in a Company’s tax status during the life of the Company could be treated by the IRS as a taxable event, in which case the shareholders could have tax liability without receiving a cash distribution from the Company to enable them to pay such tax liability. The continued treatment of the Company as a REIT is dependent on present law and regulations, which are subject to change, and on the Company’s ability to continue to satisfy a variety of criteria.

Concentration of Credit Risk

The Company may maintain its cash with a financial institution located in the United States. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

NOTE 3 – LOANS HELD FOR INVESTMENT

For each agreement, interest accrues every 15th of each calendar month. For either the first 12 or 24 months of the loan term, interest accrues and is added to the outstanding principal balance. The principal, together with the remaining interest, is due in a lump sum on the date of maturity. The loans are secured by real property and guaranteed through a nonrecourse carve-out guaranty. The loans are originated by Steward Lending LLC, an affiliate. Steward Lending LLC performs loan due diligence and origination services, and acts as administrative agent for investors in the loans. The Company invests in loans originated by Steward Lending LLC. Steward Servicing LLC, an affiliate, services all loans that the Company funds. A one percent (1%) annual servicing fee based upon the outstanding loan balance is paid monthly to Steward Servicing LLC from the Company.

The Company receives interest payments and incurs loan servicing expenses in accordance with the Company’s portion of the total amount funded. Steward Lending LLC acts as administrative agent on behalf of all of the co-lenders, including the Company. The relationship between the Company and the other investors is governed by a participation agreement defining the rights of the co-lenders. It is anticipated there will be co-lenders in many of the loans in which the Company invests, though the Company intends to be the controlling investor.

The Company’s loans outstanding at December 31, 2019 are as follows:

No	Borrower	Location	Loan Type	Interest Rate	Date	Maturity	Principal Amount	Total Funded[1]		Company Funded[1]
1	ACRE LLC	Detroit, MI, USA	First Mortgage	10%	06/20/2017	07/15/2022	$75,000	$81,479		$81,479
2	Fisheye Farms, LLC	Detroit, MI, USA	First Mortgage	9.50%	08/23/2017	09/15/2022	$120,000	$125,805		$119,514
3	Beiler’s Heritage Acres	Kinzers, PA, USA	Bridge	8%	06/15/2018	06/15/2019	$425,000	$555,864	[2]	$19,296
4	Hope Mountain Holdings LLC	Cave Junction, OR, USA	First Mortgage	9.50%	07/12/2018	08/15/2023	$640,000	$642,473	[2]	$25,934
						Grand Total	$1,260,000	$1,405,621		$246,223

1 As of December 31, 2019, includes interest accrued.
2 The remainder was funded by an affiliated co-investor.

NOTE 5 – NON-PERFORMING LOANS

Acre LLC discontinued its operations in 2019 and has not made any interest payments after they became due monthly on July 15, 2019. We ceased recording interest after the initial interest reserve period ended on July 15, 2019. See Note 9 for further discussion regarding assignment of the loan to Fisheye Farms LLC in June 2020 No provision for loss has been recorded as we are confident in the ability to collect the principal and interest of this note.The principal and accrued interest for Beiler’s Heritage Acres were originally due in full on June 15, 2019 and the note is in technical default. The Company is in discussions with the borrower to secure the note as a second mortgage and restructure the existing note, but as this has not materialized as of the date of the financial statements. Accordingly, we have ceased recording interest since the end of the original term on June 15, 2019. No specific provision for loss has been recorded as Steward Holdings has agrees to remit first funds received from principal and interest on this secured loan to the Company.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatened litigation against the Company or any of its officers.

NOTE 7 – SHAREHOLDERS’ EQUITY

Issuance of common stock

During the year ended December 31, 2019, the Company issued 4,175 shares of Class A stock for $41,750 to investors under Regulation A. There were no share issuances of Class A stock during the year ended December 31, 2018.

During the year ended December 31, 2019, the Company issued 1,500 shares of Class B stock for $15,000 for cash to its founder, and the Company issued 1,419 shares of Class B Stock for $14,199 for offering costs paid by our founder on behalf of the Company.

NOTE 8 – RELATED PARTY TRANSACTIONS

As of December 31, 2019 and 2018, there were accrued expenses of $2,451 and $50, respectively, payable to a related party, Steward Servicing LLC, for servicing costs related to the outstanding notes. Steward Servicing LLC receives a 1.0% annual fee for all loans funded by Steward Realty Trust, Inc. Total servicing expenses incurred during the years ended December 31, 2019 and 2018, were $2,401 and $1,898, respectively. Also see Note 7.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2019 through June 15, 2020.

On March 5, 2020, the Company entered into a participation agreement to fund a secured loan for The Fleischer Family Farm LLC with a five-year term at 8% interest, per annum. The Company has invested $2,000 in this loan.

On March 31, 2020, the Company entered into a participation agreement to fund a secured loan for Naked Acres LLC with a ten-year term at 10% interest, per annum. The Company has invested $30,000 in this loan.

On June 1, 2020, the Company consented to an agreement between Fisheye Farms LLC and Acre LLC to assign the outstanding Acre LLC promissory note dated June 20, 2017 to Fisheye Farms LLC. Fisheye Farms LLC started farming the Acre LLC properties in 2019 and is expected to acquire the entity this year.

INDEX TO EXHIBITS

2.	BYLAWS*
2.1	ARTICLES OF AMENDMENT AND RESTATEMENT/CHARTER*
4.	SUBSCRIPTION AGREEMENT*
6.	ORIGINATION SERVICES AGREEMENT DATED AS OF JUNE 20, 2017 BETWEEN STEWARD REALTY*
6.1	SERVICING AGREEMENT DATED AS OF JUNE 20, 2017 BETWEEN STEWARD REALTY TRUST, INC.*
6.2	PLATFORM LICENSE AND TECHNOLOGY SERVICES AGREEMENT DATED AS OF DECEMBER 21, 2017*
6.3	AMENDED AND RESTATED INTERCOMPANY SERVICES AND COST ALLOCATION AGREEMENT*
6.4	FORM OF LOAN PARTICIPATION AGREEMENT*

12	OPINION OF CROWDCHECK LAW LLP*

*	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city and State of New York, on June 15, 2020.

Steward Realty Trust, Inc.

By /s/ Daniel S. Miller
Daniel S. Miller, Chief Executive Officer
Steward Realty Trust, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Daniel S. Miller
Daniel S. Miller, Chief Executive Officer,
principal financial officer,
principal accounting officer and Director

Date: June 15, 2020

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